Exhibit 99.1

FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Fourth Quarter and Year-End 2022 Results

RUTHERFORD, NJ --January 25, 2023-- Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported net income of $2.4 million, or $0.09 per diluted common share, for the year ended December 31, 2022 compared to a net loss of $36.3 million for the year ended December 31, 2021.

Net income was $562 thousand, or $0.02 per diluted common share, for the three months ended December 31, 2022 compared to $1.2 million, or $0.05 per diluted common share, for the three months ended September 30, 2022, and a net loss of $19.6 million, or $(0.75) per diluted common share, for the three months ended December 31, 2021.

James D. Nesci, President and Chief Executive Officer, commented, “Our fourth quarter was highlighted by continued strong loan growth. In 2022, consistently robust and diverse loan production drove a 20% increase in gross loans. Additionally, the Company’s focus on attracting customers to our suite of consumer-friendly deposit products led to a 13% annual increase in core deposits.”

He continued, “While today’s economic environment remains difficult, we are steadfast in executing on our strategic priorities. We are also committed to the underwriting standards that have resulted in consistently strong asset quality, and both our bank and holding company remain well capitalized.”

Highlights for the fourth quarter of 2022:
•Gross loans grew by $51.3 million, or 3.4%, compared to the linked quarter, led by growth in commercial portfolios.
•Loan originations totaled $68.2 million for the quarter, and included originations of $35.4 million in non-residential loans, and $24.2 million in multifamily loans.
•Total deposits increased $22.4 million, or 1.8%, compared to the linked quarter, driven by growth in time deposits.
•Non-interest expense, excluding the provision for commitments and letters of credit, decreased $427 thousand, or 3.2%, compared to the linked quarter.
•Net interest income for the quarter was $12.9 million, a decrease of $888 thousand, or 6.4%, compared to the prior quarter, and an increase of $590 thousand, or 4.8%, compared to the prior year quarter.
•Net interest margin was 2.62%, a 22 basis point decrease compared to the linked quarter and a one basis point decrease from the prior year quarter.
•The Company recorded a release of provision for loan losses of $224 thousand and a release of provision for commitments and letters of credit of $203 thousand.
•During the quarter, 632,073 shares were repurchased at a weighted average cost of $12.40. 1,298,762 shares have been repurchased as of December 31, 2022, representing 46% of the stock authorized for repurchase under the Company’s initial stock repurchase program announced in July 2022.
•Tangible book value per share increased 19 cents to $14.28.

Lending Franchise

The Company continues to diversify its lending franchise by focusing on growing the commercial portfolio. During the fourth quarter of 2022, gross loans increased by $51.3 million primarily due to strong growth within the Company’s non-residential and multifamily portfolios.

The details of the loan portfolio are below:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(In thousands)
Residential one-to-four family	$594,521	$591,728	$590,151	$579,083	$560,976
Multifamily	690,278	679,474	579,183	517,037	515,240
Non-residential real estate	216,394	185,450	211,683	187,310	141,561
Construction and land	17,990	12,981	21,010	18,613	23,419
Junior liens	18,477	16,653	16,421	18,071	18,464
Commercial and industrial (including PPP)	4,682	4,738	5,957	16,201	21,563
Consumer and other	38	39	47	37	87
Total gross loans	1,542,380	1,491,063	1,424,452	1,336,352	1,281,310
Deferred fees, costs, premiums and discounts, net	2,747	3,374	3,821	5,134	6,299
Total loans	1,545,127	1,494,437	1,428,273	1,341,486	1,287,609
Allowance for loan losses	(13,400)	(13,600)	(14,050)	(13,465)	(14,425)
Loans receivable, net	$1,531,727	$1,480,837	$1,414,223	$1,328,021	$1,273,184

The commercial and industrial portfolio includes Paycheck Protection Program (PPP) loans, net of deferred fees, which totaled $477 thousand at December 31, 2022, $557 thousand at September 30, 2022, $2.0 million at June 30, 2022, $8.1 million at March 31, 2022, and $16.8 million at December 31, 2021.

Retail Banking Franchise

As of December 31, 2022, core deposits totaled $872.6 million, an increase of $99.4 million or 12.8% from December 31, 2021. The Company remains focused on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products.

The details of deposits are below:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(In thousands)
Non-interest bearing deposits	$49,514	$59,636	$52,036	$45,143	$44,894
NOW and demand accounts	399,330	385,334	455,776	425,766	363,419
Savings	423,758	455,979	358,166	367,177	364,932
Core deposits	872,602	900,949	865,978	838,086	773,245

Time deposits	416,260	365,548	430,696	444,936	473,795
Total deposits	$1,288,862	$1,266,497	$1,296,674	$1,283,022	$1,247,040

Financial Performance Overview:

Fourth quarter of 2022 compared to the fourth quarter of 2021

Net interest income compared to the fourth quarter of 2021:
•Net interest income was $12.9 million, an increase of $590 thousand.
•Net interest margin decreased one basis point to 2.62%.
•Yield on average interest-earning assets increased 52 basis points to 3.55%.
•Cost of average interest-bearing deposits increased 48 basis points to 0.82%, reflecting the competitive rate environment in our primary market.
•Average loans increased by $235.2 million and average interest-bearing deposits decreased by $6.7 million.

Non-interest expense compared to the fourth quarter of 2021:
•Non-interest expense was $12.9 million, a decrease of $4.5 million driven by the absence in the 2022 quarter of non-recurring expenses of: a $2.0 million loss on pension withdrawal and $755 thousand in debt extinguishment costs.
•Excluding non-recurring items referenced above, non-interest expense decreased $1.8 million. Fees for professional services declined $872 thousand and advertising costs declined $728 thousand as management focused on reducing discretionary expenses. The provision for commitments and letters of credit was also lower by $351 thousand. These decreases were partially offset by an increase of $599 thousand in compensation and benefits costs which included expenses related to equity grants.

Income tax expense compared to the fourth quarter of 2021:
•Income tax expense was $164 thousand compared to $16.1 million for the prior year quarter. The 22.5% effective tax rate for the quarter reflects discrete state and federal tax items recognized in the fourth quarter, however, management expects the effective tax rate to remain near 10% for the near future. The Company had previously established and continues to maintain a full valuation allowance on its deferred tax assets. Although the Company had a loss before income tax in the prior year quarter, the tax expense recorded in that period reflects the impact of the initial recognition of the full valuation allowance on the Company’s deferred tax assets.

Year ended December 31, 2022 compared to the year ended December 31, 2021

Net interest income compared to the year ended December 31, 2021:
•Net interest income was $51.8 million, an increase of $8.9 million.
•Net interest margin increased by 52 basis points to 2.73%.
•Yield on average interest-earning assets increased 40 basis points to 3.28%.
•Cost of average interest-bearing deposits decreased 14 basis points to 0.47%, due to a shift to core deposits partially offset by the competitive rate environment in our primary market.
•Average loans increased by $132.6 million and average interest-bearing deposits decreased by $61.6 million.

Non-interest expense compared to the year ended December 31, 2021:
•Non-interest expense was $52.8 million, a decrease of $21.9 million driven by the absence in 2022 of non-recurring expenses of: a $11.2 million loss on pension withdrawal, a $9.0 million charitable contribution, and $2.2 million in debt extinguishment costs.
•Excluding non-recurring items referenced above, non-interest expense increased $464 thousand. An increase of $3.5 million in compensation and benefits costs was driven by raises, hiring, an increase in cash incentive compensation expense, and costs associated with equity grants made under the shareholder-approved equity incentive plan. In addition, the costs associated with being a public company increased $1.0 million in 2022. These increases were partially offset by a reduction of $1.3 million in advertising and $1.2 million in data processing, and a lower provision for commitments and letters of credit of $1.0 million.

Income tax expense compared to the year ended December 31, 2021:
•Income tax expense was $338 thousand compared to $9.6 million for the prior year period. The year-to-date effective tax rate of 12.4% reflects the Company’s current tax position. The Company had previously established and continues to maintain a full valuation allowance on its deferred tax assets. Although the Company had a loss before income tax in the prior year, the tax expense recorded in that year reflects the impact of the initial recognition of the full valuation allowance on the Company’s deferred tax assets.

Balance Sheet Summary:

December 31, 2022 compared to December 31, 2021

Cash and cash equivalents:
•Cash and cash equivalents decreased $152.3 million compared to December 31, 2021 as the Company deployed cash primarily into higher yielding loans and securities.

Securities available-for-sale:
•Securities available-for-sale decreased $10.6 million to $314.2 million as purchases of securities were more than offset by the fair value decline in the portfolio, as well as amortization and calls.
•The rising rate environment contributed to a $37.3 million decline in the net unrealized position of the portfolio.

Gross loans:
•Gross loans held for investment increased $261.1 million to $1.54 billion. Excluding PPP, gross loans increased by $277.9 million.
•Multifamily loans increased $175.0 million, non-residential real estate loans increased $74.8 million, and residential loans increased $33.5 million.
•Originations totaled $488.2 million, including originations of $285.4 million in multifamily loans, $128.7 million in non-residential real estate loans, and $44.1 million in construction loans. In addition, $106.1 million of conforming residential mortgages in New Jersey were purchased during the period.

Deposits and borrowings:
•Deposits totaled $1.29 billion, an increase of $41.8 million since December 31, 2021. Core deposits represented 67.7% of total deposits compared to 62.0% at December 31, 2021.
•FHLB borrowings increased by $125.0 million to $310.5 million to support loan growth.

Capital:
•Shareholders’ equity decreased by $35.8 million to $393.7 million. The decrease was primarily driven by a $24.3 million reduction in accumulated other comprehensive income reflecting the net impact that the interest rate environment had on the Company’s available-for-sale securities and the swap agreements used in its cash flow hedges. The Company also repurchased 1,298,762 of its shares at a cost of $15.6 million. 299,481of the shares repurchased were used to fund the shareholder-approved restricted stock grants. These decreases were partially offset by net income of $2.4 million.
•Tangible equity to tangible assets was 19.24% and tangible common equity per share outstanding was $14.28.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.

Asset quality:
•Non-performing loans totaled $7.8 million, or 0.50% of total loans compared to $12.0 million, or 0.94% of total loans at December 31, 2021.
•The allowance for loan losses represented 0.87% of total loans compared to 1.13% at December 31, 2021. The allowance for loan losses was 172.52% of non-performing loans compared to 120.38% at December 31, 2021.
•The Company recorded a net release of provision for loan losses of $224 thousand for the quarter ended December 31, 2022 and $1.0 million for the year ended December 31, 2022 driven by significant pay downs within the construction and land portfolio, partially offset by growth in our multifamily portfolio.
•Net recoveries were $24 thousand for the quarter ended December 31, 2022 and for the year ended December 31, 2022 net charge-offs were $24 thousand.

About Blue Foundry

Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Morris, Passaic and Somerset counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.

Conference Call Information

A conference call discussing Blue Foundry’s fourth quarter and year ended December 31, 2022 financial results will be held today, Wednesday, January 25, 2023 at 11:00 a.m. (EST). To listen to the live call, please dial 1-833-927-1758 (toll free), 1-646-904-5544 (local) or 1-929-526-1599 (all other locations) and use access code 372166. The webcast (audio only) will be available on BlueFoundryBank.com. The conference call will be recorded and will be available on the Company’s website for one month.

Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	December 31, 2022	September 30, 2022	December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$41,182	$57,324	$193,446
Securities available for sale, at fair value	314,248	321,320	324,892
Securities held to maturity (fair value of $29,115, $26,344 and $22,849 at December 31, 2022, September 30, 2022 and December 31, 2021, respectively)	33,705	30,749	23,281
Other investments	16,069	15,432	10,182
Loans, net	1,531,727	1,480,837	1,273,184
Interest and dividends receivable	6,893	6,431	5,372
Premises and equipment, net	29,825	29,992	28,126
Right-of-use assets	25,906	25,537	25,457
Bank owned life insurance	21,576	22,012	21,662
Other assets	22,207	22,284	8,609
Total assets	$2,043,338	$2,011,918	$1,914,211

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,288,862	$1,266,497	$1,247,040
Advances from the Federal Home Loan Bank	310,500	295,500	185,500
Advances by borrowers for taxes and insurance	9,302	10,926	9,582
Lease liabilities	27,324	26,875	26,696
Other liabilities	13,632	14,782	15,922
Total liabilities	1,649,620	1,614,580	1,484,740

Shareholders’ equity	393,718	397,338	429,471
Total liabilities and shareholders’ equity	$2,043,338	$2,011,918	$1,914,211

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in thousands except per share data) (Unaudited)

	Three months ended			Year Ended December 31,

	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021

	(unaudited)			(Unaudited)	(Audited)
Interest income:
Loans	$14,487	$13,692	$12,357	$52,279	$48,719
Taxable investment income	2,970	2,571	1,757	9,678	6,821
Non-taxable investment income	112	109	121	456	513
Total interest income	17,569	16,372	14,235	62,413	56,053
Interest expense:
Deposits	2,482	1,424	1,036	5,738	7,884
Borrowed funds	2,160	1,133	863	4,832	5,220
Total interest expense	4,642	2,557	1,899	10,570	13,104
Net interest income	12,927	13,815	12,336	51,843	42,949
Release of provision for loan losses	(224)	(419)	(819)	(1,001)	(2,518)
Net interest income after provision for loan losses	13,151	14,234	13,155	52,844	45,467
Non-interest income:
Fees and service charges	341	650	565	2,156	1,975
Gain (loss) on securities, net	—	—	(1)	14	(1)
Other income	103	149	140	494	505
Total non-interest income	444	799	704	2,664	2,479
Non-interest expense:
Compensation and benefits	7,620	7,433	7,021	29,247	25,755
Loss on pension withdrawal	—	—	1,974	—	11,206
Occupancy and equipment	1,909	1,921	2,080	7,625	7,929
Data processing	1,324	1,559	1,501	5,754	6,933
Debt extinguishment costs	—	—	754	—	2,155
Advertising	68	125	795	1,061	2,390
Professional services	838	1,012	1,709	4,117	4,528
(Release of) provision for commitments and letters of credit	(203)	170	148	(311)	689
Federal deposit insurance premiums	105	98	110	381	494
Contribution to Blue Foundry Charitable Foundation	—	—	—	—	9,000
Other expense	1,208	1,351	1,288	4,900	3,591
Total non-interest expenses	12,869	13,669	17,380	52,774	74,670
Income (loss) before income tax expense	726	1,364	(3,521)	2,734	(26,724)
Income tax expense	164	123	16,103	338	9,618
Net income (loss)	$562	$1,241	$(19,624)	$2,396	$(36,342)
Basic and diluted earnings (loss) per share	$0.02	$0.05	$(0.75)	$0.09	$(2.99)
Weighted average shares outstanding-basic	25,713,534	26,128,851	26,307,456	26,165,841	12,171,050
Weighted average shares outstanding-diluted	26,013,015	26,246,039	26,307,456	26,270,864	12,171,050

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in thousands except for share data) (Unaudited)

	Three months ended

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Performance Ratios (%)
Return (loss) on average assets	0.11	0.25	0.01	0.12	(3.97)
Return (loss) on average equity	0.56	1.20	0.04	0.52	(17.36)
Interest rate spread (1)	2.35	2.68	2.71	2.50	2.50
Net interest margin (2)	2.62	2.84	2.83	2.62	2.63
Efficiency ratio (non-GAAP) (3)	97.76	92.37	96.13	104.04	110.59
Average interest-earning assets to average interest-bearing liabilities	128.30	130.30	131.52	131.77	132.04
Tangible equity to tangible assets (4)	19.24	19.72	20.97	21.68	22.42
Book value per share (5)	$14.30	$14.11	$14.46	$14.73	$15.06
Tangible book value per share (5)	$14.28	$14.09	$14.43	$14.72	$15.04

Asset Quality
Non-performing loans	$7,767	$8,409	$9,998	$10,482	$11,983
Real estate owned, net	$—	$—	$—	$—	$—
Non-performing assets	$7,767	$8,409	$9,998	$10,482	$11,983
Allowance for loan losses to total loans (%)	0.87	0.91	0.98	1.00	1.13
Allowance for loan losses to non-performing loans (%)	172.52	161.73	140.53	128.46	120.38
Non-performing loans to total loans (%)	0.50	0.56	0.70	0.78	0.94
Non-performing assets to total assets (%)	0.38	0.42	0.51	0.54	0.63
Net charge-offs to average outstanding loans during the period (%)	(0.01)	0.01	—	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) Tangible equity equals $392.9 million, which exclude intangible assets ($798 thousand of capitalized software).
Tangible assets equal $2.04 billion and excludes intangible assets.
(5) Per share metrics are computed using 27,523,219 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Unaudited)

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,511,941	$14,487	3.80%	$1,465,114	$13,692	3.71%	$1,276,698	$12,357	3.84%
Mortgage-backed securities	187,213	1,092	2.31%	197,406	1,055	2.12%	160,372	708	1.75%
Other investment securities	200,013	1,425	2.83%	204,506	1,230	2.39%	171,427	913	2.11%
FHLB stock	17,225	216	4.96%	13,141	139	4.20%	10,549	158	5.96%
Cash and cash equivalents	44,718	349	3.10%	49,163	256	2.07%	243,110	99	0.16%
Total interest-bearing assets	1,961,110	17,569	3.55%	1,929,330	16,372	3.37%	1,862,156	14,235	3.03%
Non-interest earning assets	52,258			61,264			96,592
Total assets	$2,013,368			$1,990,594			$1,958,748
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$848,199	1,636	0.77%	$831,191	759	0.36%	$715,653	256	0.14%
Time deposits	356,377	846	0.94%	405,823	665	0.65%	495,608	781	0.62%
Interest-bearing deposits	1,204,576	2,482	0.82%	1,237,014	1,424	0.46%	1,211,261	1,037	0.34%
FHLB advances	323,903	2,160	2.65%	243,647	1,133	1.84%	199,001	863	1.72%
Total interest-bearing liabilities	1,528,479	4,642	1.20%	1,480,661	2,557	0.69%	1,410,262	1,900	0.53%
Non-interest bearing deposits	42,144			49,869			43,977
Non-interest bearing other	47,746			48,103			56,095
Total liabilities	1,618,369			1,578,633			1,510,334
Total shareholders' equity	394,999			411,961			448,414
Total liabilities and shareholders' equity	$2,013,368			$1,990,594			$1,958,748
Net interest income		$12,927			$13,815			$12,335
Net interest rate spread (2)			2.35%			2.68%			2.50%
Net interest margin (3)			2.62%			2.84%			2.63%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2022			2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans (1)	$1,407,502	$52,279	3.71%	$1,274,885	$48,719	3.82%
Mortgage-backed securities	190,540	3,934	2.06%	154,882	2,908	1.88%
Other investment securities	203,002	4,820	2.37%	147,853	3,237	2.19%
FHLB stock	12,629	587	4.65%	14,373	744	5.17%
Cash and cash equivalents	88,703	793	0.89%	356,458	445	0.12%
Total interest-bearing assets	1,902,376	62,413	3.28%	1,948,451	56,053	2.88%
Non-interest earning assets	64,786			87,443
Total assets	$1,967,162			$2,035,894
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$812,473	2,959	0.36%	$676,697	1,091	0.16%
Time deposits	412,734	2,779	0.67%	610,092	6,793	1.11%
Interest-bearing deposits	1,225,207	5,738	0.47%	1,286,789	7,884	0.61%
FHLB advances	235,589	4,832	2.05%	280,985	5,220	1.86%
Total interest-bearing liabilities	1,460,796	10,570	0.72%	1,567,774	13,104	0.84%
Non-interest bearing deposits	44,029			106,033
Non-interest bearing other	47,707			47,560
Total liabilities	1,552,532			1,721,367
Total shareholders' equity	414,630			314,527
Total liabilities and shareholders' equity	$1,967,162			$2,035,894
Net interest income		$51,843			$42,949
Net interest rate spread (2)			2.56%			2.04%
Net interest margin (3)			2.73%			2.20%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Adjusted Pre-Provision Net Revenue (Non-GAAP)
(Dollars in thousands except per share data) (Unaudited)

This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Net income, as presented in the Consolidated Statements of Operations, includes the provision for loan losses, provision for commitments and letters of credit, and income tax expense while pre-provision net revenue does not.

	Three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Pre-provision net revenue (PPNR) and efficiency ratio, as adjusted:
Net interest income	$12,927	$13,815	$13,162	$11,939	$12,336
Other income	444	799	494	927	704
Operating expenses, as reported	12,869	13,669	13,019	13,216	17,380
Less: Fee on debt extinguishment	—	—	—	—	754
Less: Loss on pension withdrawal	—	—	—	—	1,974
Less: Provision for commitments and letters of credit	(203)	170	(108)	(170)	148
Less: Loss on assets held for sale	—	—	—	—	83
Operating expenses, as adjusted	13,072	13,499	13,127	13,386	14,421
Pre-provision net revenue (loss), as adjusted	$299	$1,115	$529	$(520)	$(1,381)
Efficiency ratio, as adjusted	97.8%	92.4%	96.1%	104.0%	110.6%

Core deposits:
Total deposits	$1,288,862	$1,266,497	$1,296,674	$1,283,022	$1,247,040
Less: time deposits	416,260	365,548	430,696	444,936	473,795
Core deposits	$872,602	$900,949	$865,978	$838,086	$773,245
Core deposits to total deposits	67.7%	71.1%	66.8%	65.3%	62.0%

Tangible equity:
Shareholders’ equity (1) (2)	$393,718	$397,338	$412,293	$420,214	$429,472
Less: intangible assets	798	760	630	452	437
Tangible equity	$392,920	$396,578	$411,663	$419,762	$429,035

Tangible book value per share:
Tangible equity	$392,920	$396,578	$411,663	$419,762	$429,035
Shares outstanding	27,523,219	28,155,292	28,522,500	28,522,500	28,522,500
Tangible book value per share	$14.28	$14.09	$14.43	$14.72	$15.04
(1) The Company recorded a deferred tax asset valuation allowance of $16.8 million as of December 31, 2021.
(2) Accumulated other comprehensive income (AOCI) declined by $24.3 million in 2022, largely a result of the rising rate environment which negatively impacted the fair value of the Company’s available-for-sale investment portfolio.